FOR IMMEDIATE RELEASE	New York, NY (February 27, 2009)

INTERPUBLIC ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 RESULTS

•	Reported revenue growth of 6.2% and organic revenue growth of 3.8% for the full year 2008
•	Operating margin of 8.5% for the full year, in line with previously stated goals
•	Cash flow from operations of $865 million for 2008 compared to $298 million for 2007
•	Full year diluted E.P.S. of $0.52 compared to $0.26 for the same period 2007

Summary

•	Revenue
o	Fourth quarter 2008 revenue of $1.90 billion, compared to $1.98 billion the same period a year ago. Full year 2008 revenue of $6.96 billion, compared to $6.55 billion in 2007.
o	Organic revenue decrease of 2.2% compared to the fourth quarter of 2007. For the full year 2008, organic revenue increase was 3.8% relative to 2007.
•	Operating Results
o

Operating income in the fourth quarter of 2008 was $330.6 million, compared to $271.8 million in 2007, an increase of 21.6%. For the full year 2008, operating income was $589.7 million, compared to income of $344.3 million in 2007, an increase of 71.3%.

o

Operating margin was 17.4% and 8.5% for the three and twelve months ended December 31, 2008, respectively, compared to 13.7% and 5.3% for the three and twelve months ended December 31, 2007, respectively.

o	Cash flow provided by operations was $865.3 million for the full year 2008 compared to $298.1 million in 2007.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

•	Net Results
o

Fourth quarter 2008 net income was $217.0 million and net income applicable to common stockholders was $209.8 million, or $0.45 per basic and $0.39 per diluted share. This compares to net income a year ago of $178.4 million and net income applicable to common stockholders of $162.7 million, or $0.35 per basic and $0.31 per diluted share, respectively. Net results in the fourth quarter of 2008 and 2007 include the impact of the reversal of net tax valuation allowances of $38.8 million and $21.0 million, respectively, which are the direct result of improved profitability in certain markets outside of the U.S.

o

Full year 2008 net income was $295.0 million and net income applicable to common stockholders was $265.2 million, or $0.57 per basic and $0.52 per diluted share. This compares to net income of $167.6 million and net income applicable to common stockholders of $131.3 million, or $0.29 per basic and $0.26 per diluted share, respectively.

“Our 2008 results were very strong – we posted organic revenue growth that is at the top end of our industry and continued to demonstrate significant improvement in profitability. We are pleased with the progress we are seeing across all of our businesses,” said Michael I. Roth, Interpublic’s Chairman and CEO. “While meeting our 2008 financial objectives is gratifying, the latter part of the fourth quarter and the early part of 2009 have begun to show the negative effect that the broader economic situation is having on the marketing services sector. Our long-standing conservative approach to financial and balance sheet management has us well-positioned for these volatile times. Given that it’s unclear how pronounced or lasting the downturn will be, we must continue to remain focused on the basics: delivering value to our clients and ensuring that we continue to manage to our margins. These are the fundamentals that will allow us to come through this difficult period and ensure future growth.”

Operating Results

Revenue

Reported revenue of $1.90 billion in the fourth quarter of 2008 was down 4.1% compared with the same period in 2007. During the quarter, the effect of foreign currency translation

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

was negative 4.2%, the impact of net acquisitions was positive 2.4% and the resulting organic decrease in revenue was 2.2%. For the full year 2008, reported revenue was $6.96 billion, up 6.2% compared to 2007. The effect of foreign currency translation was positive 1.1%, the impact of net acquisitions was positive 1.3% and the resulting organic increase in revenue was 3.8%.

Operating Expenses

During the fourth quarter of 2008, reported salaries and related expenses were $1.08 billion, down 2.3% compared to the same period in 2007. Adjusted for currency effects and the effect of net acquisitions, salary and related expenses increased 0.7% organically. For the full year 2008, reported salaries and related expenses increased 4.9% to $4.34 billion. Adjusted for currency effects and the effect of net acquisitions, salary and related expenses increased 2.5% organically. Staff cost ratio, which is salaries and related expenses as a percentage of revenue, was 56.8% in the fourth quarter, and improved to 62.4% for the full year 2008 from the comparable prior year period.

During the fourth quarter of 2008, reported office and general expenses were $484.2 million, down 16.3% compared to the same period in 2007. After adjusting for currency and the effect of net acquisitions, office and general expenses decreased 12.2% organically. For the full year 2008, reported office and general expenses decreased 1.5% to $2.01 billion. Adjusted for currency effects and the effect of net acquisitions, office and general expenses for the full year decreased 2.6% organically.

Non-Operating and Tax

Net interest expense of $32.4 million in the fourth quarter of 2008 was relatively flat compared to the same period in 2007. For the full year 2008, net interest expense of $121.3 million increased $4.2 million compared to the same period in 2007.

Other (expense) income was ($0.8) million and $3.1 million for the three and twelve months ended December 31, 2008, respectively.

The tax provision in the fourth quarter of 2008 was $65.7 million on income before taxes of $297.4 million, compared to a provision of $60.2 million on income before taxes of $246.7

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

million in the same period of 2007. The tax provisions in the fourth quarter of 2008 and 2007 include, respectively, $38.8 million and $21.0 million of net tax valuation allowance reversals, which are the result of improved profitability in certain markets outside the U.S.

The tax provision for the full year 2008 was $156.6 million, compared to $58.9 million in the same period of 2007. The tax provision for the full year 2008 includes $48.0 million of net tax valuation allowance reversals. The full year 2007 tax provision includes $22.3 million of net tax valuation allowance reversals and a reversal of reserves for unrecognized tax benefits of approximately $80.0 million, which was the result of the completion of a tax examination.

Balance Sheet

At December 31, 2008, cash, cash equivalents and marketable securities totaled $2.27 billion, compared to $2.04 billion at the end of 2007 and $1.71 billion at the end of the third quarter of this year. Total debt of $2.12 billion as of December 31, 2008 decreased from $2.35 billion as of December 31, 2007, primarily due to the repurchase of approximately $191.0 million of our 4.50% Notes in March 2008.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Campbell Mithun, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent annual report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a weakening economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•

risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our 2008 Form 10-K.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

FOURTH QUARTER REPORT 2008 AND 2007

(Amounts in Millions except Per Share Data)

(UNAUDITED)

	Three Months Ended December 31,
	2008	2007	Fav. (Unfav.) % Variance
Revenue:
United States	$982.5	$1, 001.2	(1.9)%
International	919.3	981.3	(6.3)%
Total Revenue	1,901.8	1,982.5	(4.1)%

Operating Expenses:
Salaries and Related Expenses	1,081.1	1,106.0	2.3%
Office and General Expenses	484.2	578.2	16.3%
Restructuring and Other Reorganization-Related Charges	5.9	26.5	77.7%
Total Operating Expenses	1,571.2	1,710.7	8.2%

Operating Income	330.6	271.8	21.6%
Operating Income %	17.4%	13.7%

Expenses and Other Income:
Interest Expense	(48.0)	(64.7)
Interest Income	15.6	32.8
Other Expense (Income)	(0.8)	6.8
Total (Expenses) and Other Income	(33.2)	(25.1)

Income before Income Taxes	297.4	246.7
Provision for Income Taxes	65.7	60.2
Income of Consolidated Companies	231.7	186.5
Income Applicable to Minority Interests, net of tax	(15.7)	(11.0)
Equity in Net Income of Unconsolidated Affiliates, net of tax	1.0	2.9
Net Income	217.0	178.4
Dividends on Preferred Stock	6.9	6.9
Allocation to Participating Securities	0.3	8.8
Net Income Applicable to Common Stockholders	$209.8	$162.7

Earnings Per Share of Common Stock
Basic	$0.45	$0.35
Diluted	0.39	0.31
Weighted Average Number of Common Shares Outstanding –
Basic	463.4	458.9
Diluted	562.7	545.3

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

ANNUAL REPORT 2008 AND 2007

(Amounts in Millions except Per Share Data)

(UNAUDITED)

	Twelve Months Ended December 31,
	2008	2007	Fav. (Unfav.) % Variance
Revenue:
United States	$3,786.3	$3,651.3	3.7%
International	3,176.4	2,902.9	9.4%
Total Revenue	6,962.7	6,554.2	6.2%

Operating Expenses:
Salaries and Related Expenses	4,342.6	4,139.2	(4.9)%
Office and General Expenses	2,013.3	2,044.8	1.5%
Restructuring and Other Reorganization-Related Charges	17.1	25.9	34.0%
Total Operating Expenses	6,373.0	6,209.9	(2.6)%

Operating Income	589.7	344.3	71.3%
Operating Income %	8.5%	5.3%

Expenses and Other Income:
Interest Expense	(211.9)	(236.7)
Interest Income	90.6	119.6
Other Income	3.1	8.5
Total (Expenses) and Other Income	(118.2)	(108.6)

Income before Income Taxes	471.5	235.7
Provision for Income Taxes	156.6	58.9
Income of Consolidated Companies	314.9	176.8
Income Applicable to Minority Interests, net of tax	(23.0)	(16.7)
Equity in Net Income of Unconsolidated Affiliates, net of tax	3.1	7.5
Net Income	295.0	167.6
Dividends on Preferred Stock	27.6	27.6
Allocation to Participating Securities	2.2	8.7
Net Income Applicable to Common Stockholders	$265.2	$131.3

Earnings Per Share of Common Stock
Basic	$0.57	$0.29
Diluted	0.52	$0.26
Weighted Average Number of Common Shares Outstanding –
Basic	461.5	457.7
Diluted	518.3	503.1

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax